Exhibit 4.2

NON-EMPLOYEE DIRECTORS AND CONSULTANTS RETAINER OPTION PLAN

LIFESTEM INTERNATIONAL, INC.
NON-EMPLOYEE DIRECTORS AND CONSULTANTS
RETAINER OPTION PLAN

1.  Introduction.

This plan shall be known as "LifeStem International, Inc.'s Non-Employee Directors and Consultants Retainer Option Plan" is hereinafter referred to as the "Plan".  The purposes of the Plan are to enable LifeStem Internation, Inc., a Nevada corporation ("Company"), to promote the interests of the Company and its shareholders by attracting and retaining non-employee Directors and Consultants capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company's shareholders, by paying their retainer or fees in the form of stock options of the Company's common stock, par value one tenth of one cent ($0.001) per share ("Common Stock").

2.  Definitions.

The following terms shall have the meanings set forth below:

"Board" means the Board of Directors of the Company.

"Change of Control" has the meaning set forth in Section 12(d).

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. References to any provision of the Code or rule or regulation thereunder shall be deemed to include any amended or successor provision, rule or regulation.

"Committee" means the committee that administers the Plan, as more fully defined in Section 13.

"Common Stock Options" has the meaning set forth in Section 1.

"Company" has the meaning set forth in Section 1.

"Delivery Date" has the meaning of the date on which the stock options are delivered.

"Director" means an individual who is a member of the Board of Directors of the Company.

"Effective Date" has the meaning set forth in Section 3.

"Exchange Act" has the meaning set forth in Section 13(b).

"Fair Market Value" means the mean between the highest and lowest reported sales prices of the Common Stock on the NYSE Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ on the last trading day prior to the date with respect to which the Fair Market Value is to be determined.

"Participant" has the meaning set forth in Section 4.

"Payment Time" means the time when a Stock Option is payable to a Participant.

3.  Effective Date of the Plan.

The Plan was adopted by the Board effective May 28, 2008 ("Effective Date").

4.  Eligibility.

Each individual who is a Director or Consultant on the Effective Date and each individual who becomes a Director or Consultant thereafter during the term of the Plan, shall be a participant ("Participant") in the Plan, in each case during such period as such individual remains a Director or Consultant and is not an employee of the Company or any of its subsidiaries.  Each credit of shares of Common Stock pursuant to the Plan shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Company and a Participant, if such an agreement is required by the Company to assure compliance with all applicable laws and regulations.

5.  Purchase Price.

     The purchase price ("Exercise Price") of shares of Common Stock subject to each Stock Option ("Option Shares") shall be One Dollar ($1.00). For an employee holding greater than ten percent (10%) of the total voting power of all stock of the Company, either Common or Preferred, the Exercise Price of an incentive stock option shall be at least one hundred and ten percent (110%) of the Exercise Price, as above determined to be One Dollar ($1.00) and thereby is hereby determined to be One Dollar and Ten Cents ($1.10).
5.1  Option Period.

     The Stock Option period (the "Term") shall commence on the date of grant of the Stock Option and shall be ten (10) years or such shorter period as is determined by the Committee. Each Stock Option shall provide that it is exercisable over its term in such periodic installments as the Committee in its sole discretion may determine.  Such provisions need not be uniform.  Section 16(b) of the Exchange Act exempts persons normally subject to the reporting requirements of Section 16(a) of the Exchange Act ("Section 16 Reporting Persons") pursuant to a qualified employee stock option plan from the normal requirement of not selling until at least six (6) months and one day from the date the Stock Option is granted.  In addition, under Section 16(b), the Board of Directors has the authority to approve any transaction normally subject to the requirements under Section 16 and thereby definitively determine that such transaction does not come under the provisions of Section 16.

5.2  Exercise of Options.

     Each Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by paragraph 2.4.2.  Payment may be made (i) in cash by cashier's or certified check, (ii) by cashless exercise, (iii) by surrender of previously owned shares of the Company's Common Stock valued pursuant to paragraph 2.2 (if the Committee authorizes payment in stock in its discretion), (iv) by withholding from the Option Shares which would otherwise be issuable upon the exercise of the Stock Option that number of Option Shares equal to the exercise price of the Stock Option, if such withholding is authorized by the Committee in its discretion, or (v) in the discretion of the Committee, by the delivery to the Company of the optionee's promissory note secured by the Option Shares, bearing interest at a rate sufficient to prevent the imputation of interest under Sections 483 or 1274 of the Code, and having such other terms and conditions as may be satisfactory to the Committee.

6.  Share Certificates; Voting and Other Rights.

The certificates for shares delivered to a Participant pursuant to the Plan above shall be issued in the name of the Participant, and from and after the date of such issuance the Participant shall be entitled to all rights of a shareholder with respect to Common Stock for all such shares issued in his or her name, including the right to vote the shares, and the Participant shall receive all dividends and other distributions paid or made with respect thereto.

7.  General Restrictions.

(a)  Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i)   Listing or approval for listing upon official notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be a market for the Common Stock;

(ii)   Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, upon the advice of counsel, deem necessary or advisable; and

(iii)   Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, after receiving the advice of counsel, determine to be necessary or advisable.

(b)  Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for the Participants.

8.  Shares Available.

The maximum number of shares of Common Stock which may in the aggregate be paid pursuant to the Plan is Six Hundred Thousand (600,000).  Shares of Common Stock issueable under the Plan may also be taken from treasury shares of the Company or purchased on the open market.

9.  Administration; Amendment and Termination.

(a)  The Plan shall be administered by a Compensation Committee or by the Board ("Committee"), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable. (b)  The Board may from time to time make such amendments to the Plan, including to preserve or come within any exemption from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as it may deem proper and in the best interest of the Company without further approval of the Company's stockholders.  The Board may terminate the Plan at any time by a vote of a majority of the members thereof.

10.  Miscellaneous.

(a)  Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareholders or to limit the rights of the shareholders to remove any Director.

(b)  The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Plan, that a Participant make arrangements satisfactory to the Committee for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such shares, including without limitation by the withholding of shares that would otherwise be so issued or delivered, by withholding from any other payment due to the Participant, or by a cash payment to the Company by the Participant.

11.  Governing Law.

The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Nevada.

LifeStem International, Inc.

By: /s/ James DeOlden
James DeOlden, CEO